Exhibit 99.1

Anixter International Inc. Announces Closing of Power Solutions Acquisition

GLENVIEW, IL (Business Wire) October 5, 2015- Anixter International Inc. (NYSE: AXE) today announced that it has completed the acquisition of the Power Solutions segment of HD Supply for $825 million, subject to customary post-closing working capital and other customary adjustments. Power Solutions reported fiscal 2014 revenue of $1.9 billion and adjusted EBITDA of $79 million.

The acquisition, which is the largest in Anixter’s history, is expected to be accretive to earnings by $0.55 - $0.65 in the first full year of operation, exclusive of transaction and one-time integration expenses. Anixter funded the acquisition through a combination of the previously announced $350 million notes offering issued in August 2015 (with interest accruing since August 18), borrowings under revolving credit facilities, a Canadian term loan and proceeds from the recent sale of the OEM Supply - Fasteners business. A more detailed discussion of the financial impact will occur on Anixter’s upcoming third quarter 2015 earnings call on Tuesday, October 27, 2015.

“Power Solutions is a compelling strategic acquisition for Anixter, significantly enhancing our competitive position in the electrical wire and cable business and further strengthening our customer and supplier value proposition. In addition to transforming our existing utility business into a leading North American distributor to the utility sector, this acquisition will enable us to provide a full line electrical solution to our existing customers and will provide us with broader access to the mid-size electrical construction market,” said Bob Eck, President and Chief Executive Officer of Anixter. “Like Anixter, Power Solutions has built their business on providing complex supply chain services and value added distribution to their customers. We look forward to combining the talented Power Solutions team within the Anixter family. Together we will provide broader solutions to our respective customers and substantial long-term growth and value creation for all Anixter stakeholders.”

John Tisera, President of Power Solutions, stated, “We are excited to have access to Anixter’s broad portfolio of products, services and technical expertise which will allow us to further expand our customer offerings. The strategic rationale of this combination is strengthened by our shared culture of partnering with both our customers and world-class suppliers to bring value to their businesses.”

“This acquisition combined with the September 2014 acquisition of Tri-Ed and the June 2015 sale of our OEM - Supply Fasteners segment completes a transformation of our global platform at this time and results in a portfolio that is well-positioned for substantial and sustainable long term growth,” said Ted Dosch, Executive Vice President and Chief Financial Officer. “With our attention now focused on the successful integration of these businesses and maximizing their synergistic value, we expect to generate significant free cash flow to support our balanced capital allocation strategy, including a return to our long term target of 45-50 percent debt-to-total capital ratio within the short to medium term.”

Greenhill & Co., LLC served as financial advisor, Skadden, Arps, Meagher & Flom LLP served as legal counsel, and KPMG LLP served as accounting advisor to Anixter on the transaction.

About Anixter
Anixter International is a leading global distributor of enterprise cabling & security solutions and electrical and electronic wire & cable. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 600,000 products and $1.2 billion in inventory 3) approximately 340 warehouses/branch locations with 5.5 million square feet of space and 4) locations in over 300 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

Statements in this press release regarding the proposed transaction and any other statements about our managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should also be considered to be forward looking statements. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward looking statements, including: potential adverse reactions or changes to business or employee relationships; the successful integration of the acquired businesses; any changes in general economic and/or industry specific conditions; and the other factors described in our Annual Report on Form 10-K for the year ended January 2, 2015 and our most recent Quarterly Reports on Form 10-Q each filed with the Securities and Exchange Commission. We expressly disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Non-GAAP Financial Measures

This release includes certain financial measures computed using non-GAAP components as defined by the SEC. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures may not be comparable to similarly titled amounts reported by other companies. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other special items from reported financial results, as defined above. Adjusted EBITDA is presented because we believe it is a useful indicator of our performance and our ability to meet debt service requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Anixter Contacts
For Investors:
Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & CFO	Vice President - Investor Relations
224.521.4281	224.521.8895

For Media:
Dawn Marks
Vice President - Communications
224.521.8484